September 28, 2015

Robert W. Selander
11 Island Lane
Greenwich, CT  06830

Dear Bob,
On behalf of the Board of Directors (the “Board”) of HealthEquity, Inc. (the “Company”), we are pleased to offer you the position of member and non-executive Chairman of the Board, in accordance with and subject to your acceptance of the terms and conditions of this offer and your election by the Board as a member and as non-executive Chairman of the Board. Upon your election, pursuant to our By-laws you will serve a term that will expire at the next regular annual meeting of the stockholders and when your successor is elected and has qualified.
As non-executive Chairman of the Board, you will have the responsibilities, duties and authority reasonably expected of a non-executive chairman of the board, including attending and presiding over all meetings of shareholders and of the Board, serving on committees of the Board as requested by the Nominating and Corporate Governance Committee of the Board, and such other responsibilities, duties and authority reasonably expected of a non-executive chairman of the board as may from time to time be assigned to you by the Board (or a committee thereof).
You will devote such reasonable time, attention, skill and efforts to the business and affairs of the Company as necessary to discharge your responsibilities and duties to the Company and will serve the Company faithfully and to the best of your ability. Upon your election, pursuant to the Company’s Non-Employee Director Compensation Policy (the “Policy”), you will be entitled to annual cash compensation in the amount of $25,000. In addition, as Chairman of the Board, and subject to final approval of the Board, you will be entitled to additional annual cash compensation in the amount of $100,000. Your aggregate annual cash compensation will be paid ratably in the total amount of $31,250 per fiscal quarter at the beginning of each quarter. For the avoidance of doubt, no ratable payment of cash compensation will be paid to you if you are not continuing as a member or Chairman of the Board following the start of the applicable Company fiscal quarter.
You will also be granted stock options to purchase 25,000 shares of common stock of the Company (the “Initial Award”) under the Company’s 2014 Equity Incentive Plan (as amended and restated from time to time, the “Plan”), effective as of the date you become a member of the Board. In addition, as Chairman of the Board you will receive an additional grant of stock options to purchase 25,000 shares of common stock of the Company (the “Chairman Additional Award”) pursuant to the Plan on the date on which you first become Chairman of the Board.
You may also be eligible to receive additional grants of stock options to purchase the Company’s common stock pursuant to the Policy, which may be amended from time to time, and currently provides for the annual grant of stock options to purchase 15,000 shares of common stock of the

Company to each member of the Board on the first day of each fiscal year which occurs following a director’s initial election to the Board.
Each stock option granted to you will have an exercise price equal to the fair market value of the underlying common stock as of the date of grant, as determined in accordance with the Plan.
The stock options subject to the Initial Award and the Chairman Additional Award will vest and become exercisable over a four (4) year period with twenty-five percent (25%) of shares subject to each award vesting and becoming exercisable on each of the first four (4) annual anniversaries of the date on which you become a member of and Chairman of the Board, as applicable; provided that you continue to serve as a member of the Board through such dates.
Notwithstanding anything to the contrary in this letter, the Initial Award and the Chairman Additional Award will be subject to the terms and conditions of the Policy, the Plan and an applicable option agreement evidencing such award.
Upon acceptance of this position as a member and Chairman of the Board, you agree that you will be subject, as applicable, to all of the Company’s policies and procedures, copies of which will be provided to you under separate cover. In particular, please note that you will be considered a “Covered Person” under our Insider Trading Policy and required to comply with the provisions in section VI thereof applicable to Covered Persons. You will be provided with indemnification pursuant to the terms and conditions set forth in our standard Indemnification Agreement, a form of which will also be provided to you under separate cover.
You will be an independent contractor to the Company and will not be treated for any purposes as an employee of the Company. Except as otherwise specifically provided herein, you will not be entitled to participate in any employee benefit plans or programs of the Company. There will be no tax withholdings taken from any fees paid to you pursuant to this offer or otherwise and you shall pay, when and as due, any and all taxes incurred as a result of your compensation from the Company pursuant to this offer or otherwise.
This offer sets forth the exclusive terms of our offer and is made to you based on your representation to the Company that your acceptance of this offer and your performing the contemplated services does not and will not conflict with or result in any breach or default under any agreement, contract or arrangement which you are a party to or violate any other legal restriction. Nothing in this offer should be construed to interfere with or otherwise restrict in any way the rights of the Company and the shareholders of the Company to remove any individual from the Board at any time in accordance with the Company’s By-laws or the provisions of applicable law.
Should you have any questions about any of the foregoing, please feel free to contact me or Natalie Atwood, our Senior Vice President People.
We are excited about having you join our Board and adding your experience and depth of knowledge to the leadership of the Company. We are very confident that you will find your position at the Company both professionally and personally rewarding. If the above terms are acceptable to you, please indicate your acceptance of the foregoing terms by signing in the space provided below and returning a copy to Natalie.

Sincerely,

/s/ Ian Sacks
Ian Sacks
Chairman, Nominating and Corporate Governance Committee

/s/ Jon Kessler
Jon Kessler
Chief Executive Officer

Agreed and Accepted as of
the date first above written:

/s/ Robert W. Selander
Robert W. Selander